Exhibit 15.6

January 30, 2013

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

I hereby consent to (a) Roscoe Postle Associates Inc. being named in the Annual Report on Form 20-F of ArcelorMittal SA for the year ended December 31, 2012 (the “2012 20-F”) as having conducted independent audits of the 2011 iron ore reserve estimates on ArcelorMittal SA’s properties in Canada, Mexico, United States, and Liberia and (b) the incorporation by reference of the 2012 20-F into Registration Statements Nos. 333-147382, 333-153576, 333-162697, and 333-170117 on Form S-8 and Registration Statement No. 333-179763 on Form F-3 (the “Registration Statements”).

Yours truly,
Roscoe Postle Associates Inc.

Per:

/s/ Wayne W. Valliant

Wayne W. Valliant, P.Geo.
Executive Vice-President ‑ Geology